Exhibit 5.1

September 21, 2016

Sucampo Pharmaceuticals, Inc.

805 King Farm Boulevard, Suite 550

Rockville, MD 20850

Ladies and Gentlemen:

I, Matthias Alder, in my capacity as General Counsel of Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), am hereby providing this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 10,568,462 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Plan, and (d) the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. I am not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not believe that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Matthias Alder

Matthias Alder

Executive Vice President and General Counsel

Sucampo Pharmaceuticals, Inc.